Exhibit 99.1

Hour Loop Reports First Quarter of 2025 Results

Profitability Continues Despite Challenges for the Overall Economy

Redmond, WA, May 12, 2025 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended March 31, 2025.

Financial Highlights for First Quarter of 2025:

●	Net revenues increased 4.7% to $25.8 million, compared to $24.7 million in the year-ago period;
●	Net income decreased to $0.7 million, compared to $1.1 million for the three months ended March 31, 2024; and
●	Cash used in operating activities was $0.02 million, compared with cash provided by operating activities $0.5 million for the three months ended March 31, 2025 and 2024, respectively.

Management Commentary

“We are pleased to report our results for the first quarter of 2025. During the first quarter of 2025, we continued to deliver good revenue growth, despite a more cautious consumer outlook due to rising tariffs and fees charged by the marketplace,” said Sam Lai, CEO and interim CFO of Hour Loop. “The revenue growth rate for the first quarter was 4.7%, compared with for the year-ago period.”

“However, our gross margin for the first quarter of 2025, compared with the year-ago period, was negatively affected by a challenging e-commerce environment and intense competition across the industry. Our operating expenses also increased mainly because we amended our profit-sharing frequency to quarterly for the purpose of talent retention. Overall, we believe we’ve built a solid foundation to continue generating steady growth while maintaining profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see strong demand for our products so far in 2025. We are confident in our ability to continue delivering values to our vendors, customers, and shareholders.”

First Quarter of 2025 Financial Results

Net revenues in the first quarter of 2025 were $25.8 million, compared to $24.7 million in the year-ago period. The increase was primarily due to continued growth and maturity in our personnel and operating model, despite the overall e-commerce traffic slowdown and intense competition.

Gross profit percentage for the first quarter of 2025 decreased 3.9% to 54.7%, compared to 58.6% of net revenues in the comparable period a year ago. The decrease was a function of increased market competition, and higher inbound costs.

Operating expenses as a percentage of net revenues decreased 1.1% to 51.2%, compared to 52.3% of net revenues in the year-ago period. The decrease reflected better management of platform fees.

Net income in the first quarter of 2025 was $0.7 million, or $0.02 per diluted share, compared to $1.1 million, or $0.03 per diluted share, in the comparable year-ago period. The decrease was driven by increased costs and expenses as a result of the reasons mentioned above.

As of March 31, 2025, the Company had $1.3 million in cash and cash equivalents, compared to $2.1 million as of December 31, 2024. This decrease was driven by the loan repayment and growth of inventory.

Inventories as of March 31, 2025, were $15.9 million, compared to $14.6 million as of December 31, 2024. The Company intentionally invested heavily in inventories for strategic reasons in the first quarter of 2025.

Full Year 2025 Financial Outlook

For the full year 2025, Hour Loop is not able to provide forward-looking guidance at this time due to ongoing economic uncertainty, primarily influenced by current tariff conditions.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round, including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share and per share data)

As of March 31, 2025 and December 31, 2024

(Unaudited)

	March 31, 2025	December 31, 2024

ASSETS
Current assets
Cash	$1,260,122	$2,119,581
Accounts receivable, net	394,242	1,650,547
Inventory, net	15,889,482	14,640,632
Prepaid expenses and other current assets	614,685	327,894
Total current assets	18,158,531	18,738,654

Property and equipment, net	42,759	56,797
Deferred tax assets	821,205	1,060,104
Operating lease right-of-use lease assets	54,978	111,409
Total non-current assets	918,942	1,228,310
TOTAL ASSETS	$19,077,473	$19,966,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,859,536	$4,176,305
Credit cards payable	2,404,365	3,389,880
Short-term loan	603,227	610,967
Operating lease liabilities-current	56,478	114,540
Accrued expenses and other current liabilities	677,726	2,322,535
Due to related parties	2,660,418	4,192,995
Total current liabilities	13,261,750	14,807,222

Total liabilities	13,261,750	14,807,222
Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized; none issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized; 35,151,440 and 35,143,460 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	3,515	3,514
Additional paid-in capital	5,817,685	5,802,686
Retained earnings (accumulated deficit)	59,342	(595,175)
Accumulated other comprehensive loss	(64,819)	(51,283)
Total stockholders’ equity	5,815,723	5,159,742

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,077,473	$19,966,964

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In U.S. Dollars, except for share and per share data)

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

	Three Months Ended March 31,
	2025	2024

Revenues, net	$25,837,090	$24,681,122
Cost of revenues	(11,691,792)	(10,228,916)
Gross profit	14,145,298	14,452,206

Operating expenses
Selling and marketing	11,246,997	11,174,191
General and administrative	1,977,436	1,739,843
Total operating expenses	13,224,433	12,914,034

Income from operations	920,865	1,538,172

Other income (expense)
Other income (expense)	301	(1,156)
Interest expense	(47,055)	(62,112)
Other income	61,825	28,034
Total other income (expense), net	15,071	(35,234)

Income before income taxes	935,936	1,502,938
Income tax expense	(281,419)	(437,124)

Net income	654,517	1,065,814

Other comprehensive loss
Foreign currency translation adjustments	(13,536)	(16,533)

Total comprehensive income	$640,981	$1,049,281

Basic and diluted earnings per common share	$0.02	$0.03
Weighted-average number of common shares outstanding	35,151,351	35,095,602

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

	Three Months Ended March 31,
	2025	2024

Cash flows from operating activities
Net income	$654,517	$1,065,814
Reconciliation of net income to net cash used in operating activities:
Depreciation expenses	14,126	35,273
Amortization of operating lease right-of-use lease assets	55,383	42,892
Deferred tax assets	238,899	351,127
Stock-based compensation	15,000	36,000
Inventory allowance	497,347	637,058
Unrealized foreign exchange gain	(24,826)	-
Changes in operating assets and liabilities:
Accounts receivable	1,256,305	210,133
Inventory	(1,746,197)	2,021,008
Prepaid expenses and other current assets	(286,791)	76,091
Accounts payable	2,683,231	(392,733)
Credit cards payable	(985,515)	(2,543,010)
Accrued expenses and other current liabilities	(2,338,386)	(1,093,909)
Operating lease liabilities	(56,984)	(35,175)
Income taxes payable	-	82,374
Net cash (used in) provided by operating activities	(23,891)	492,943

Cash flows from investing activities:
Purchases of property and equipment	(720)	(17,798)
Net cash used in investing activities	(720)	(17,798)

Cash flows from financing activities:
Payments to related parties	(839,000)	-
Net cash used in financing activities	(839,000)	-

Effect of changes in foreign currency exchange rates	4,152	(37,218)

Net change in cash	(859,459)	437,927

Cash at beginning of period	2,119,581	2,484,153

Cash at end of period	$1,260,122	$2,922,080

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,986	$3,380
Cash paid for income tax	$6,230	$-
Non-cash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	$-	$123,107

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.